EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS

RECORD JANUARY 2002 OPERATIONAL PERFORMANCE

HOUSTON, Feb. 1, 2002 - Continental Airlines (NYSE: CAL) today reported a record systemwide January load factor of 70.1 percent, 3.0 points above last year's load factor. Continental reported a domestic load factor of 68.1 percent and a record international January load factor of 73.4 percent.

For January 2002, Continental reported a record January on-time arrival rate of 83.8 percent and a record January completion factor of 99.8 percent. Continental also had a company record with nine 100 percent completion days in January.

In January 2002, Continental flew 4.4 billion revenue passenger miles (RPMs) systemwide and 6.3 billion available seat miles (ASMs), resulting in a traffic decrease of 9.5 percent and a capacity decrease of 13.3 percent versus January 2001. Domestic traffic was 2.7 billion RPMs, down 11.1 percent from January 2001, and domestic capacity was 3.9 billion ASMs, down 14.2 percent from last year.

Lower year-over-year yields mitigated somewhat by higher load factors resulted in a decrease in estimated systemwide passenger revenue per available seat mile (RASM) of between 14 and 16 percent for January 2002, as compared to January 2001. For December 2001, RASM declined 14.3 percent as compared to December 2000.

Continental Express, a wholly owned subsidiary of Continental Airlines, reported a load factor of 54.3 percent for January 2002, 2.4 points above last year's January load factor. Continental Express flew 261.1 million RPMs and 480.8 million ASMs in January 2002, resulting in a traffic increase of 14.1 percent and a capacity increase of 9.1 percent versus January 2001.

JANUARY 2002 PERFORMANCE/PAGE 2

PRELIMINARY TRAFFIC RESULTS
JANUARY	2002	2001	Change
REVENUE PASSENGER MILES (000)
Domestic	2,679,402	3,013,658	(11.1) Percent

International	1,752,012	1,884,780	(7.0) Percent
Transatlantic	660,910	744,035	(11.2) Percent
Latin America	684,536	729,482	(6.2) Percent
Pacific	406,567	411,263	(1.1) Percent

Total Jet	4,431,415	4,898,438	(9.5) Percent

Cont'l. Express	261,117	228,885	14.1 Percent

AVAILABLE SEAT MILES (000)
Domestic	3,936,652	4,587,662	(14.2) Percent

International	2,388,356	2,707,225	(11.8) Percent
Transatlantic	943,590	1,159,737	(18.6) Percent
Latin America	895,375	984,478	(9.1) Percent
Pacific	549,392	563,010	(2.4) Percent

Total Jet	6,325,008	7,294,887	(13.3) Percent

Cont'l. Express	480,845	440,641	9.1 Percent

PASSENGER LOAD FACTOR
Domestic	68.1 Percent	65.7 Percent	2.4 Points

International	73.4 Percent	69.6 Percent	3.8 Points
Transatlantic	70.0 Percent	64.2 Percent	5.8 Points
Latin America	76.5 Percent	74.1 Percent	2.4 Points
Pacific	74.0 Percent	73.0 Percent	1.0 Points

Total Jet	70.1 Percent	67.1 Percent	3.0 Points

Cont'l. Express	54.3 Percent	51.9 Percent	2.4 Points

CARGO REVENUE TON MILES (000)
Total	60,867	80,363	(24.3) Percent

-more-

JANUARY 2002 PERFORMANCE/PAGE 3

PRELIMINARY OPERATIONAL RESULTS
JANUARY	2002	2001	Change
On-Time Performance*	83.8%	80.6%	3.2 Points

Completion Factor**	99.8%	99.1%	0.7 Points

PRELIMINARY RASM CHANGE AND FUEL PRICE

January 2002 estimated year-over-year RASM Change			(14-16) Percent

January 2002 estimated average price per gallon of fuel, excluding fuel taxes			59 Cents

* Department of Transportation Arrivals within 14 minutes

** System Mileage Completion Percentage

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